BANNER AEROSPACE, INC.
                       DEFERRED BONUS PLAN
 January 21,1998; Amended January 7, 1999; and Amended April 8,
                              1999

Section 1.       Purpose

This Plan permits Recipients to elect to defer payment of their Bonus.

Section 2.       Definitions

(a) "Bonus" means the amount of Bonus (payable in shares of AlliedSignal,
         Inc. common stock) a Participant is entitled to receive as determined by the Committee in connection with 1998 or 1999
Extraordinary
         Transactions .

(b) "Bonus Deferral Election" means an election to defer payment of a
         Bonus until a date specified by the Participant, which date shall not be later than December 31, 2005.

(c) "Bonus Deferral Participant" means a Recipient who has made a Bonus
         Deferral Election and who has been designated by the Committee as eligible to participate in the Plan.

(d)      "Committee" means the Compensation and Stock Option
Committee of the
         Board, which Committee shall administer this Plan, as provided in
         Section 10 hereof.

(e) "Corporation" means Banner Aerospace, Inc. and its corporate successors.

(f) "Deferred Bonus" means Bonus deferred pursuant to the terms of this
         Plan.

(g) "Deferred Bonus Account" means the account or accounting entry which signifies the total amount of Deferred Bonus for a particular fiscal year with respect to each Bonus Deferral Participant.

(h) "Deferred Bonus Election Form" means the form by which an eligible person elects to become a Bonus Deferral Participant.

(i) "Designation of Beneficiary Form" means the form by which a
         Participant designates a beneficiary or beneficiaries, or modifies a prior designation of a beneficiary or beneficiaries.





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(j)      "Participant" means a Recipient who is a Bonus Deferral
Participant.

(k) "Plan" shall mean this Deferred Bonus Plan, or any amendment thereto.

(1) "Payment Date" means each date the Participant elects to receive payment of all or a portion of the Deferred Bonus.

(m) "Recipient" means a person who (i) has been designated by the
         Committee to be entitled to participate in this Plan, and (ii) is deemed to be an "Accredited Investor"(as defined under Federal
         Securities Laws). A Recipient need not be an employee of the
         Corporation. Recipients participating in the Plan shall provide such certifications and other evidence as the Corporation may reasonably require to establish that they are Accredited Investors.

(n) "Undistributed Balance" of any Deferred Bonus means that portion of any Deferred Bonus which has not been distributed to the Bonus Deferral
         Participant by dint of his or her Bonus Deferral
Election.

Section 3.         Eligibility

     Each Recipient, or other person deemed eligible to receive a Bonus as determined by the Committee, is eligible to make a Bonus Deferral
Election and
become a Bonus Deferral Participant.

Section 4.         Participation

     In order to participate in the Plan, a Recipient must make a valid Bonus
Deferral Election by executing and filing with the Corporation, before the period of time for which the Recipient would otherwise be eligible to receive the Bonus being deferred, a Bonus Deferral Election Form and a Designation of
Beneficiary From.

     A Participant's Bonus Deferral Election defers payment of Bonus awarded after the date of the adoption of the Plan to the Payment Date designated by the Participant. Interest shall be paid by the Corporation on the Undistributed
Balance of any Deferred Bonus at 8% per annum, compounded annually, as computed in accordance with Section 5. The Bonus Deferral Election is irrevocable, but each Participant may at any time or from time to time amend the designation of beneficiary or beneficiaries.

      Each Participant may, at any time or from time to time, amend the designation of beneficiary or beneficiaries. In addition, each Participant may, at any time or from time to time, amend the Bonus Deferral Election; provided, however, that: (i) such amendments are made before the applicable bonus is otherwise payable; (ii) such amendments may only extend the deferral period, and may not shorten the deferral period; and (iii) the deferral period may not, in any event, extend beyond December 31, 2005.


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     The Corporation shall establish a single Deferred Bonus
Account and shall
credit to that Deferred Bonus Account the Bonus designated by each and all
Participants.

Section 5.         Payment of Accounts and Method of Computation

     Except as provided in Section 7 below, payment shall be made to each
Participant from the Deferred Bonus Account on the Payment Date specified in that Participant's Deferral Bonus Election Form.

Section 6.         Form of Bonus and Payment

     The Bonus eligible to be deferred represents a fixed number of shares of common stock of AlliedSignal Inc. owned by the Corporation. The closing stock price of such stock on the date the Bonus is awarded by the Committee will be used to calculate interest under Section 4, which amount will be increased by interest earned in prior periods for purposes of computing the annual interest to be calculated under Section 4. Any dividends payable on such stock during the deferral period shall be paid for the benefit of the Corporation. The number of Shares shall be adjusted to give effect to any stock splits or other recapitalization events of AlliedSignal Inc., which could affect the number of
Shares held during the deferral period. Distributions of Bonus to a Participant shall be made in kind. Distributions of interest to a Participant shall be made in cash at such time and in such proportion as payments of Bonus, as designated on the Participant's Bonus Deferral Election.

Section 7.         Death of a Participant

     Upon the death of a Participant, the full amount held for him or her in the Deferred Bonus Account shall be paid to the beneficiary or beneficiaries of such Account designated by the Participant on his last submitted
Designation of
Beneficiary Form for such account.

Section 8.         Participant's Rights Unsecured

     The right of the Participant or any beneficiary of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Corporation. Notwithstanding anything herein to the contrary, the Corporation shall not sell, transfer or otherwise alienate the
Deferred Bonus Account, and the stock held therein, except for distributions to
Participants or their beneficiary or beneficiaries in accordance with this
Plan. Notwithstanding the foregoing, the Committee may vote the stock of
AlliedSignal, Inc. which is subject to the Plan, participate in reorganizations, recapitalizations, mergers or other events and receive all proceeds in liquidation of AlliedSignal Inc.





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Section 9.         Participant's Interest is Nonforfeitable

     The interest of a Participant or any beneficiary of a Participant in his
Deferred Bonus Account shall in all events be vested and nonforfeitable, irrespective of any continuing relationship between the Participant and the
Corporation.

Section 10.        Administration of the Plan - Committee

     The Plan shall be administered by the Committee. The Committee shall act by vote of a majority of its members or by unanimous written consent. The Plan may be amended, modified, or terminated by the Committee, except that no such action shall (without the consent of the Participant, or, if the Participant has deceased, any beneficiary or beneficiaries, distributed or personal representative) alter the rights of a Participant with respect to the Deferred
Bonus Account established pursuant to this Plan prior to the date of such amendment, modification or termination.

Section 11.        Alienation

     Neither the Deferred Bonus Account nor any amount, the payment of which has been deferred under this Plan, shall be subject in any manner to the
Participant's or his creditor's sale, transfer, levy or charge, and any attempt by such Participant or his creditors to so alienate, sell, transfer, levy or charge the same shall be void; nor shall any such amount be in any manner subject to the debts, contracts, liabilities, engagements or torts of the
Participant.

Section 12.        Taxes

     The Participants and their beneficiaries, distributees, and personal representative will bear all Federal, foreign, state, local or other income or other taxes imposed on amounts paid under this Plan. All such taxes shall be computed by, and remitted to, the Corporation at each Payment Date, for deposit by the Corporation with the appropriate taxing jurisdiction.

Section 13.        Consent

     By electing to become a Participant, each Recipient shall be deemed conclusively to have accepted and consented to all the terms of this Plan and all actions or decisions made by the Corporation, or the Committee with regard to the Plan. Such terms and consent shall also apply to and be binding upon the beneficiaries, distributees, and personal representatives and other successors in interest of each Participant.




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Section 14.        Severability

     In the event any provision of this Plan would serve to invalidate the
Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the particular provision that would make it invalid.

Section 15.        Applicable Law

The Plan shall be interpreted and construed under the laws of the State of
Delaware.

Section 16.        No Right of Continuing Employment

     Nothing contained herein shall be construed as conferring upon the
Participant the right to continue in the employment of the Corporation.


Amendment Date April 8, 1999

On April 8, 1999, Banner became a wholly-owned subsidiary of The
Fairchild Corporation.  The Boards of Directors of Fairchild and
Banner amended the Banner Deferred Bonus Plan to provide as follows, effective as of May 21, 1999:

          1. The Plan shall henceforth be administered by the Fairchild Compensation & Stock Option Committee rather than the Banner Compensation & Stock Option Committee.

          2. The shares of AlliedSignal common stock presently held in each Participant's Deferred Bonus Account may be sold, at the election of the Fairchild Board, and proceeds from such sale may be reinvested in other securities. Each Participant's Deferred Bonus Account shall be credited with the proceeds or new securities, as applicable, from the sale and reinvestments of the AlliedSignal shares presently credited to such Participant's account.

          3. In the future, the Fairchild Board may authorize further sales and reinvestments of any securities held at any time in each Participant's Deferred Bonus Account, and such Participant's account shall be credited with the proceeds or securities from any such sales and reinvestments.

          4. Upon a Participant's request, the Participant shall be notified of the type and number of securities held in his/her Deferred Bonus Account.

          5. Upon termination of each Participant's bonus deferral period, he/she shall be entitled to receive accrued interest (as provided in the Plan), and the proceeds or securities (as the case may be) credited to his/her Deferred Bonus Account as per paragraphs 2 and 3 above.